EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SB/RH Holdings, LLC:

We consent to the inclusion in this registration statement on Form S-4 of our report dated November 27, 2013, with respect to the consolidated statements of financial position of SB/RH Holdings, LLC and subsidiaries as of September 30, 2013 and 2012 and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2013, and the related financial statement schedule II, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report includes an explanatory paragraph that describes the Company’s election to change its method of presenting tax withholdings for share-based payment awards paid to a taxing authority on behalf of an employee from an operating activity to a financing activity within its statements of cash flows.

/s/ KPMG LLP

Milwaukee, Wisconsin

December 2, 2013